FOR IMMEDIATE RELEASE

Harley-Davidson Announces New Chief Commercial Officer

MILWAUKEE (February 17, 2021) – Harley-Davidson, Inc. ("Harley-Davidson") (NYSE:HOG) today announces the appointment of Edel O’Sullivan as Chief Commercial Officer (CCO). O’Sullivan will replace existing CCO Larry Hund, who retires from the company following 18 years of service, on April 2, 2021.

Effective March 1, O’Sullivan will join Harley-Davidson with extensive experience in omnichannel retail and durable goods, focusing on commercial excellence and organizational change. She served as a partner at Bain & Company for the past five years of her 14-year tenure, where she led the development of major corporate transformations including the strategic delivery of profitable growth initiatives across multiple industries, with an emphasis on retail, advanced manufacturing and OEMs. Previously, O’Sullivan worked in financial planning and analysis for a division of Procter & Gamble. O’Sullivan holds a Bachelor of Chemical Engineering from the Universidad Simon Bolivar in Caracas, Venezuela and an MBA with distinction, from Harvard Business School.

“Edel has an excellent track record of effectively building commercial and organizational strategies, based on clear market and consumer insights, that deliver strong financial and operational results,” said Jochen Zeitz, chairman, president and CEO of Harley-Davidson. “She will bring new perspectives and capabilities to our leadership team as we execute the priorities of our 5-year strategy, The Hardwire.”

Hund, 64, will work closely with O’Sullivan through the transition ensuring a consistent handover. Prior to taking on the CCO role, Hund was President of HDFS for 11 years. The company will continue to leverage Hund’s knowledge and experience as he will remain chairman of the Harley-Davidson Financial Services Board of Directors.

“I want to thank Larry for his 18 years of hard work and dedication to Harley-Davidson. I am most grateful that he took on the challenge to help build and transform the newly structured global commercial operation as part of the Rewire over the last year. Larry has been an outstanding leader and I look forward to his continued contribution as chairman of HDFS,” said Zeitz.

Harley-Davidson recently unveiled The Hardwire, its 2021-2025 strategic plan targeting long-term profitable growth and shareholder value and aiming to enhance its position as the most desirable motorcycle brand in the world.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. www.harley-davidson.com.

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Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902